SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

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ARGON ST, INC.

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ARGON ST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 28, 2005

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Argon ST, Inc. will be held at the main office of Argon ST, Inc., 12701 Fair Lakes Circle, Fairfax, Virginia, on Monday, February 28, 2005, at 10:00 a.m., local time, for the following purposes:

(a)	To elect ten members to the Board of Directors;

(b)	Vote on the proposal to amend the Company’s certificate of incorporation to increase the total number of authorized shares of ARGON ST, Inc. common stock from 25 million to 100 million shares; and

(c)	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on January 3, 2005 will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.

     THE BOARD OF DIRECTORS OF ARGON ST, INC. HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND THE MEETING IN PERSON. IF YOU ARE PLANNING TO ATTEND THE MEETING, PLEASE INDICATE THAT FACT BY MARKING THE APPROPRIATE LINE ON THE ACCOMPANYING PROXY FORM EVEN IF YOU DO NOT WISH TO GIVE YOUR PROXY. WHETHER YOU INTEND TO ATTEND THE MEETING OR NOT, PLEASE READ THE ENCLOSED MATERIAL, AND SIGN, MARK, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR STOCK PERSONALLY EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

By Order of the Board of Directors,
/s/ Victor F. Sellier

Victor F. Sellier
Secretary

Fairfax, Virginia
January 31, 2005

1

PROXY STATEMENT

TABLE OF CONTENTS

PROXY STATEMENT	1
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	3
PRINCIPAL HOLDERS OF SECURITIES	3
STOCK OWNERSHIP OF DIRECTORS AND OFFICERS	3
PROPOSAL 1 – ELECTION OF DIRECTORS	5
CERTAIN INFORMATION REGARDING NOMINEES AND EXECUTIVE OFFICERS	6
BOARD OF DIRECTORS AND COMMITTEES	9
AUDIT COMMITTEE REPORT	11
COMPENSATION COMMITTEE REPORT	11
EXECUTIVE COMPENSATION	14
OPTIONS	17
COMMON STOCK PERFORMANCE GRAPH	18
SECTION 16(A) BENEFICIAL OWNERSHIP	19
PROPOSAL 2 – TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION	23
GENERAL	25

Argon ST, Inc.
Executive Offices
12701 Fair Lakes Circle
Fairfax, VA 22033

ARGON ST, INC.

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Argon ST, Inc. (the “Company”) for use at the Annual Meeting of Stockholders of the Company (“Annual Meeting”) being held on Monday, February 28, 2005, at 10:00 a.m., local time, or at any adjournment thereof, for voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about January 31, 2005.

     The Company is a Delaware corporation which resulted from the merger of a wholly-owned subsidiary of Sensytech Inc, (“Sensytech”), which was organized in 1968, and Argon Engineering Associates, Inc (“Argon Engineering”), which was organized in 1997. The merger was effective on September 29, 2004, and concurrently, Sensytech changed its name to Argon ST, Inc. Sensytech had been a publicly traded company since 1998, and prior to the merger, Argon Engineering was privately held. In connection with the merger, each share of Argon Engineering common stock was converted into two shares of Company common stock. As a result of the merger, the former Argon Engineering stockholders acquired approximately 65.6% of the outstanding common stock of the Company. Upon the closing of the merger, Terry L. Collins, the former Chairman and CEO of Argon Engineering, became the Chairman and CEO of the Company, and the Company’s board of directors was increased to ten members, with seven new members (including Dr. Collins) elected to the board, and three Sensytech directors continuing on the board.

Who May Vote

     Only stockholders of record as of the close of business on January 3, 2005 will be entitled to vote at the Annual Meeting or any adjournment thereof. The Company had 19,621,369 shares of Common Stock, $.01 par value (the “Common Stock”), issued and outstanding on that date. Presence in person or by proxy of a majority of the shares of Common Stock outstanding on the record date is required for a quorum. This Proxy Statement and the accompanying form of proxy are being first sent or given to the Company’s stockholders on or about January 31, 2005. Ten days before the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be open to examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the Company’s principal office.

Voting Your Proxy

     When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR the election of the nominees for director set forth herein, and FOR the proposal to increase the Company’s authorized common stock. In addition, if other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. Stockholders do not have dissenters’ rights with respect to the two proposals to be considered at the Annual Meeting.

     Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters. Under Proposal 1, the ten candidates for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Stockholder approval is being sought to amend the Company’s certificate of incorporation to increase the authorized shares of common stock from 25,000,000 to 100,000,000 shares under Proposal 2. Approval of Proposal No. 2 requires the affirmative vote of a majority of the Company’s outstanding Common Stock. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for Proposal 2, but will not have any effect on the vote under Proposal 1. Broker non-votes will have the effect of a vote against Proposal 2, but will not have an effect on the vote on Proposal 1. Broker non-votes are counted as present for purposes of determining the existence of a quorum at the Annual Meeting.

Revoking Your Proxy

     Stockholders who execute a proxy in the accompanying form may nevertheless revoke the proxy at any time before it is exercised by giving written notice to the Secretary of the Company prior to the Annual Meeting, by executing and delivering a later dated proxy, or by voting in person at the Annual Meeting.

Solicitation of Proxies

     The expenses of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, the officers and employees of the Company, who will receive no extra compensation therefore, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses and other nominees for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares held by them.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Common Stock is the only voting security of the Company. The following table sets forth certain information with respect to the beneficial ownership of shares of the Company’s Common Stock, as of January 3, 2005, by each person who is known by the Company to have been the beneficial owner of 5% or more of the shares of Common Stock outstanding on that date. Unless otherwise noted, each stockholder exercises sole voting and investment power with respect to the shares beneficially owned.

PRINCIPAL HOLDERS OF SECURITIES

Name and Address of	Number of	Percent of
Beneficial Owner	Shares(1)	Class(2)
Terry L. Collins, Ph.D.
12701 Fair Lakes Circle, Suite 800
Fairfax, Virginia 22033	3,204,200	16.2

Victor F. Sellier
12701 Fair Lakes Circle, Suite 800
Fairfax, Virginia 22033	2,913,000	14.7

Thomas E. Murdock
12701 Fair Lakes Circle, Suite 800
Fairfax, Virginia 22033	2,919,000	14.8

(1)	The column sets forth shares of Common Stock which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the SEC.

(2)	Based upon 19,621,369 shares of Common Stock outstanding as of January 3, 2005 and shares of “beneficially owned” by persons named in the table below under Rule 13d-3 of the SEC.

STOCKOWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock by each person nominated for director, by each of the Named Executive Officers named in the Summary Compensation Table included in this Proxy Statement and by all nominees and executive officers as a group, as of January 3, 2005. Unless otherwise noted, each person exercises sole voting and investment power over the shares beneficially owned.

	Number of		Percent of
Name	Shares(1)		Class(2)
Terry L. Collins, Ph.D., Director & Executive Officer	3,204,200	(3)	16.2%
S. Kent Rockwell, Director & Executive Officer	756,894		3.8%
Victor F. Sellier, Director & Executive Officer	2,913,000	(4)	14.7%
Thomas E. Murdock, Director & Executive Officer	2,919,000	(5)	14.8%
Delores M. Etter, Ph.D., Director	—		—
David C. Karlgaard, Director	—		—
Peter A. Marino, Director	—		—
Robert McCashin, Director	2,200		*
John Irvin, Director	34,121		*
Lloyd A. Semple, Director	18,000		*
Donald F. Fultz, Executive Officer	59,692		*
Kerry M. Rowe, Executive Officer	72,400		*
W. Joseph Carlin, Executive Officer	522,200		2.6%
Robert S. Tamaru, Executive Officer	520,000		2.6%
All directors and executive officers as a group (14 persons)	11,021,707		55.8%

* Designates less than one percent.

(1)	The column sets forth shares of Common Stock, which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the SEC, including shares of Common Stock that may be acquired upon exercise of stock options that were exercisable as of January 3, 2005, or within the next 60 days as follows: Mr. Rockwell, 56,500; Mr. Irvin, 15,000; Mr. Semple, 18,000; Mr. Fultz, 46,500; Mr. Rowe, 400; Mr. Carlin, 4,000; Mr. Tamaru, 4,000.

(2)	Based on 19,621,369 of Common Stock outstanding as of January 3, 2005. For purposes of calculating the percentage of Common Stock beneficially owned by any person or group, the shares issuable to such person or group upon exercise of stock options that were exercisable as of January 3, 2005, or within the next 60 days, are considered outstanding.

(3)	Includes 960,000 shares held in Trust over which Mr. Collins has sole voting and investing power.

(4)	Includes 800,000 shares held in Trust over which Mr. Sellier has sole voting and investing power.

(5)	Includes 660,000 shares held in Trust over which Mr. Murdock has sole voting and investing power.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Board of Directors is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects the Company’s executive officers, delegates authority for the conduct of the Company’s day-to-day operations to those officers, and monitors their performance. Members of the Board are kept informed of the Company’s business by participating in Board and Committee meetings, by reviewing analyses and reports, and through discussions with the Chairman and other officers.

     Ten directors, constituting the entire Board of Directors, will be elected at the Annual Meeting, each to hold office until the next Annual Meeting of Stockholders or his or her earlier death or resignation or until his or her successor, if any, is elected or appointed. The individuals who have been nominated for election to the Board of Directors at the Annual Meeting are listed in the table below.

     If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for the office of Director at the time of the Annual Meeting, the holders of the proxies solicited by this Proxy Statement may vote those proxies either (i) for the election of a substitute nominee who will be designated by the proxy holders or by the present Board of Directors or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the Board may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a Director. The ten nominees receiving the highest number of votes cast at the meeting will be elected as Directors. PROXIES SUBMITTED ON THE ACCOMPANYING PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED BELOW, UNLESS THE PROXY CARD IS MARKED OTHERWISE. The Board of Directors recommends a vote FOR the election of the nominees listed below.

NOMINEES

			Year First Elected
			or Appointed
Name	Age	Principal Occupation or Employment	Director*
Terry L. Collins, Ph.D.	59	Chairman and Chief Executive Officer of the Company	2004
S. Kent Rockwell	60	Vice-Chairman and Executive Officer of the Company	1987
Victor F. Sellier	55	Executive Officer of the Company	2004
Thomas E. Murdock	62	Executive Officer of the Company	2004
Delores M. Etter, Ph.D.	56	Educator	2004
David C. Karlgaard	58	Chairman and Chief Executive of PEC Solutions, Inc.	2004
Peter A. Marino	62	Private Consultant	2004
Robert McCashin	57	Former Chairman of Identix Incorporated	2004
John Irvin	50	Senior Financial Manager	2000
Lloyd A. Semple	65	Professor of Law	2003

*Reflects the year first elected or appointed to the Board of Directors of the Company or the Board of Directors of a predecessor of the Company.

CERTAIN INFORMATION REGARDING NOMINEES AND EXECUTIVE OFFICERS

Terry L. Collins, Ph.D. Dr. Collins is the Chairman of the Board, CEO and President of the Company. Dr. Collins has been a Director of the Company since September 2004. Dr. Collins also serves on the Board of Directors of James Monroe Bank. Dr. Collins was one of the three original founders of Argon Engineering Associates, Inc., (Argon Engineering) in 1997. Dr. Collins served as Chairman of the Board and Chief Executive Officer of Argon Engineering from its inception until the merger with Sensytech in September 2004. From 1995 until 1997 he was the General Manager of the Falls Church division of Raytheon E-Systems. From 1989 until 1995 Dr. Collins was President of Engineering Research Associates, a wholly owned subsidiary of E-Systems Corporation. Dr. Collins served as the senior member of the engineering management team at Engineering Research Associates from 1979 until its acquisition by E-Systems Corporation in 1989.

Victor F. Sellier. Mr. Sellier is the Vice President, Business Operations of the Company. Mr. Sellier has been a Director of the Company since September 2004. Mr. Sellier was one of the three original founders of Argon Engineering in 1997. Mr. Sellier served as Chief Financial Officer, Secretary, and Vice President of Argon Engineering from its inception until the merger with Sensytech in September 2004. From 1995 until 1997 Mr. Sellier was the Vice President and Assistant General Manger of the Falls Church division of Raytheon E-Systems. From 1989 until 1995 he was the Vice President and Assistant General Manager of Engineering Research Associates, a wholly-owned subsidiary of E-Systems Corporation. Mr. Sellier served as the senior financial and administrative manager of Engineering Research Associates from 1979 until its acquisition by E-Systems Corporation in 1989.

Thomas E. Murdock. Mr. Murdock is the Vice President, Strategic Planning of the Company. Mr. Murdock has been a Director of the Company since September 2004. Mr. Murdock was one of the three original founders of Argon Engineering in 1997. Mr. Murdock served as a Vice President of Argon Engineering and as a member of the board of directors from its inception until the merger with Sensytech in September 2004. From 1995 to 1997 Mr. Murdock was the Vice President of Electronic Systems of the Falls Church division of Raytheon E-Systems. Mr. Murdock previously served as Director of Electronic Systems at Engineering Research Associates from 1987 to 1995, after completing a 20 year career in the United States Navy.

Delores M. Etter, Ph.D. Dr. Etter has been a member of the Electrical Engineering faculty at the United States Naval Academy, as the first recipient of the Office of Naval Research Distinguished Chair in Science and Technology, since August 2001. Dr. Etter has been a Director of the Company since September 2004. From June 1998 through July 2001, Dr. Etter served as the Deputy Under Secretary of Defense for Science and Technology. Dr. Etter was the principal U.S. representative to the NATO Research and Technology Board. She was also responsible for the Defense Modeling and Simulation Organization, the High Performance Computing Modernization Office, and for technical oversight of the Software Engineering Institute. Dr. Etter was also the senior civilian in charge of the U.S. Department of Defense high-energy laser research program. From 1990 to 1998, Dr. Etter was a Professor of Electrical and Computer Engineering at the University of Colorado, Boulder. During 1979 to 1989, Dr. Etter was a faculty member in the Department of Electrical and Computer Engineering at the University of New Mexico. Dr. Etter is a member of the National Science Board, the National Academy of Engineering, and the Defense Science Board. She is a Fellow of the Institute of Electrical and Electronic Engineers (IEEE), the American Association for the Advancement of Science (AAAS), and the American Society for Engineering Education (ASEE). She is also a member of the Board of Trustees for the North American Electric Reliability Council and a member of the Board of Directors for The Charles Stark Draper Laboratory, Inc.

David C. Karlgaard, Ph.D. Dr. Karlgaard is a co-founder of PEC Solutions, Inc., a government technology solutions provider, and currently serves as the company’s Chairman of the Board of Directors and Chief Executive Officer. Dr. Karlgaard has been a Director of the Company since September 2004. In 1985, Dr. Karlgaard and his two partners founded PEC Solutions. In April 2000, Dr. Karlgaard and his partners launched PEC Solutions as a publicly traded company on the Nasdaq National Market. Dr. Karlgaard is a founder and serves on the Board of Directors of James Monroe Bancorp, Inc. He also serves on the Board of Directors of Rising Edge Technologies, a start-up company focusing on storage solutions. Dr. Karlgaard is a member of the Board of Directors of the Northern Virginia Technology Council and the Armed Forces Communications and Electronics Association. He also is an adjunct professor at The George Washington University.

Peter A. Marino. Mr. Marino has been a private consultant for government agencies and the defense and intelligence industry since 1999. Mr. Marino has been a Director of the Company since September 2004. From 1996 to 1999, he was the President and Chief Executive Officer of Firearms Training Systems, Inc., a publicly-held provider of software and hardware simulation training systems for military, law enforcement and security forces. From 1991 to 1996, Mr. Marino served as Senior Vice President of E-Systems Corporation, which was acquired by Raytheon in 1995. Mr. Marino previously served as President and Chief Operating Officer of Fairchild Industries and prior to such service was President and Chief Operating Officer of Lockheed Electronics Co., Inc. Previous to his service at Lockheed, he held various positions at the Central Intelligence Agency, including Director of the Office of Technical Services. Mr. Marino currently serves on several government advisory organizations, and is the Chairman, Defense Science Board Task Force on Intelligence for Homeland Defense and co-chairman of the Director of Central Intelligence’s Senior Advisory Group.

Robert McCashin. Mr. McCashin was the Chairman of the Board of Identix Incorporated, a leading provider of multi-biometric security products, from January 2001 to February  2004. Mr. McCashin has been a Director of the Company since September 2004. From October 2000 until the merger of Identix with Visionics Corporation in June 2002, Mr. McCashin also served as the Chief Executive Officer of Identix. Prior to joining Identix, Mr. McCashin held various executive positions at Electronic Data Systems Corporation (EDS), a leading global services company, which he joined in 1971. From 1997 to 1999, Mr. McCashin served as Chief Executive Officer and President of Centrobe, a wholly-owned subsidiary of EDS, and one of the world’s largest providers of enterprise customer management solutions. Prior to that time, Mr. McCashin held the position of Group Executive, Global Energy from 1995 to 1997, Group Executive, Southern Europe from 1992 to 1995, Group Executive, Federal Government Group from 1989 to 1992 and Division President, Federal Government Group from 1988 to 1989, each within EDS. Mr. McCashin began his career at EDS in systems engineering.

S. Kent Rockwell. Mr. Rockwell is the Vice Chairman and Vice President, Corporate Development of the Company. Mr. Rockwell has been a director of the Company since 1987. Mr. Rockwell is former Chairman of the Board, Chief Executive Officer, and President of Astrotech International Corporation, where he served from 1986 to 1997. Mr. Rockwell has served as Chairman of Rockwell Forest Products, Inc. since 1983, Appalachian Timber Services, Inc. since 1988, and Chairman and President of Rockwell Venture Capital, Inc. since 1983. Mr. Rockwell previously served on the board of Rockwell International, Inc. from 1973 to 1983.

John Irvin, CPA. Mr. Irvin serves as the Chairman of Argon ST’s audit committee. Mr. Irvin has been a Director of the Company since 2000. Mr. Irvin is President of Innovative Benefits Consulting, Inc., a wholly-owned subsidiary of National Financial Partners Corporation (a public corporation traded on the New York Stock Exchange) and a benefits and insurance consulting firm. From 1983 through 1993, Mr. Irvin was Vice Chairman and co-founder of Mid Atlantic Capital Group and President of Mid Atlantic Insurance Corporation, where he specialized in serving the financial planning, asset management and insurance needs of high net worth individuals. Mr. Irvin also chaired the committee which oversaw mergers, acquisitions and strategic planning for Mid Atlantic. Prior to that, Mr. Irvin managed his own certified public accounting firm.

Lloyd A. Semple. Mr. Semple has been a director of the Company since 2003. On June 30, 2004, he retired as a member of Dykema Gossett PLLC, a Detroit based law firm consisting of 410 lawyers. Mr. Semple served as the firm’s Chairman and Chief Executive Officer from 1995 to 2002, and previously he served on the firm’s executive committee and as the leader of the Corporate and Finance Practice Group. Mr. Semple had been with Dykema Gossett since 1964. As of July 1, 2004, Mr. Semple accepted an appointment as professor of law at University of Detroit Mercy School of Law where he is teaching courses on corporate governance and director responsibilities. Mr. Semple has served on boards of directors of several public and privately held companies, and from 1997 to 2002, served as the Chairman of the Board of the Detroit Medical Center Corporation, a seven hospital integrated health delivery system located in southeast Michigan.

     The Board of Directors has determined that all of the members of the Board are “independent directors” as defined in NASDAQ Rule 4200, except Mr. Collins, Mr. Sellier, Mr. Murdock and Mr. Rockwell. The Board has adopted a code of conduct applicable to all directors, officers and employees of the Company. A copy of the code is posted on the Company’s website, www.argonst.com.

OTHER EXECUTIVE OFFICERS

Donald F. Fultz. Mr. Fultz is the Chief Financial Officer of the Company. Mr. Fultz has served as the Company’s Chief Financial Officer and Treasurer since 2000, and served as Director of Business Operations from 1996 to 2000. Previously, Mr. Fultz was a member of the senior staff of Booz, Allen and Hamilton, a business consulting company, from 1990 to 1996.

Kerry M. Rowe. Mr. Rowe is the Vice President, Reconnaissance Systems of the Company. Mr. Rowe joined Argon Engineering in 2000 and prior to the merger with Sensytech served as Vice President of Argon Engineering’s C4ISR division, responsible for airborne and subsurface tactical communications intelligence programs. Mr. Rowe joined E-Systems Corporation in 1984 and progressed to the position of Vice President for Remote Systems in the successor organization, Raytheon C3I (Falls Church). In this capacity he was responsible for acquisition and management of Raytheon’s programs developing the technology for the ground elements and payloads for manned and unmanned platforms.

W. Joseph Carlin. Mr. Carlin is the Vice President, Information Operations Systems of the Company. Mr. Carlin joined Argon Engineering in 1997, soon after its founding, and prior to the merger with Sensytech served as Vice President of the company’s Signal Intelligence/ Electronics Warfare division, responsible for the design, development and deployment of systems in support of Argon Engineering’s international and strategic business base. Prior to assuming this responsibility, Mr. Carlin led the Technology Management Group for Argon Engineering, which implemented the practices and processes which govern the company’s software and systems product line development. From 1989 through 1997, Mr. Carlin was with the Falls Church division of Raytheon E-Systems where he served as Systems Engineering Manager supporting all programs within the division. Mr. Carlin has worked with the senior members of the Argon management team since he joined Engineering Research Associates in 1986 where he was a senior member of the engineering staff through 1989.

Robert S. Tamaru. Mr. Tarmaru is the Vice President, Surveillance Systems of the Company. Mr. Tamaru joined Argon Engineering in 1997, soon after its founding, and prior to the merger with Sensytech was the Vice President of the Maritime Systems division, responsible for Argon Engineering’s multi-year production programs for the design, development, and deployment of ship systems. Mr. Tamaru previously held Business Area Manager responsibility for representing Argon Engineering to the U.S. Navy in support of the Maritime Cryptologic Architecture (MCA) Technical View development, and for the pursuit, capture and execution of Small Business Innovation Research (SBIR) programs across a wide range of technologies. From 1989 through 1997, Mr. Tamaru was with the Falls Church division of Raytheon E-Systems where he served as Director of Software Engineering. Mr. Tamaru has worked with the senior members of the Argon Engineering management team since he joined Engineering Research Associates in 1978 where he was a senior member of the engineering staff through 1989.

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

     During fiscal year 2004 and prior to the Argon Engineering/Sensytech merger, the Board of Directors consisted of S. Kent Rockwell, Charles W. Bernard, John Irvin, S.R. Perrino, Phillip H. Power, John D. Sanders and Lloyd A. Semple. In accordance with the merger agreement relating to the transaction, upon the consummation of the merger, Messrs. Bernard, Perrino, Power and Sanders resigned from the Board, Terry L. Collins, Victor F. Sellier, Thomas E. Murdock, Delores M. Etter, David C. Karlgaard, Peter A. Marino and Robert McCashin were appointed as new Directors and Messrs. Rockwell, Irvin and Semple continued as Directors.

Committees and Meetings

     The Board has, and at all times prior to the merger had, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. During the last fiscal year, the Board of Directors of the Company met a total of eleven times (ten times prior to the merger and one time following the merger). The Audit Committee met a total of twelve times (eleven times prior to the merger and one time following the merger), the Corporate Governance and Nominating Committee one time following the merger, and the Compensation Committee met a total of two times (two times prior to the merger). Each of the current directors attended 95% or more of the aggregate number of meetings of the Board and Committees on which he or she served during the last fiscal year.

Audit Committee

     During fiscal year 2004 and prior to the merger, the members of the Audit Committee were Messrs. Irvin, Perrino, Power and Sanders. The current members of the Audit Committee are Messrs. Irvin, Karlgaard and McCashin. All of the current members of the Audit Committee are deemed to be independent under NASDAQ Rule 4200(a) (15). The Board of Directors has determined that Mr. Irvin qualifies as an audit committee financial expert, as that term is defined in SEC Regulation S-K Item 401(2), and that he is independent as defined in NASDAQ Rule 4200(a)(15). The Board of Directors has adopted a written Audit Committee charter.

     The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors for each fiscal year. The Committee reviews with the independent auditors the scope and results of the audit engagement; after discussion with management and the independent auditors, recommends to the Board of Directors to include the audited financial statements in the Annual Report; and reviews any non-audit services to be performed by the independent auditors. The Audit Committee also examines the scope and results of the Company’s procedures, the adequacy of its system of internal accounting and financial controls, and evaluates the independence of the independent auditors and their fees for services. The Audit Committee can hire independent counsel and other advisors, if it deems it necessary. The Audit Committee also has the responsibility to establish procedures for complaints from employees of the Company regarding accounting, internal accounting controls or auditing.

     The Audit Committee has adopted policies governing its pre-approval of all audit services to be provided by the outside auditor. The Committee has also adopted policies governing its pre-approval of all permitted non-audit services to be provided by the outside auditor. Under these policies, the Company cannot hire an outside auditor to provide any audit or non-audit services to the Company without the prior approval of the Audit Committee. In each instance the committee policies and procedures require it to review the proposed service as to scope and reasonableness, the cost thereof and whether performance of the service would adversely affect the auditor’s independence.

     Finally, the Audit Committee reviews and approves on an ongoing basis all related party transactions which would need to be disclosed in this proxy statement under the rules of the SEC for potential conflict of interest situations.

Compensation Committee

     During fiscal year 2004 and prior to the merger, the members of the Compensation Committee were Messrs. Bernard, Irvin, Power and Sanders. The current members of the Committee are Dr. Etter and Messrs. Marino, McCashin and Semple. Each of the current members of the Committee are independent as defined in NASDAQ Rule 4200(a)(15). The Compensation Committee is responsible for reviewing the performance of, and recommending salaries and other compensation arrangements for, officers of the Company, as well as reviewing bonus, pension and other compensation plans prepared by management for consideration by the Board, and performing such other functions as may be delegated to it under the provisions of any bonus, stock option, pension or other compensation plan adopted by the Company.

Governance and Nominating Committee

     The members of the Governance and Nominating Committee during fiscal year 2004 prior to the merger were Messrs. Semple, Irvin and Perrino. The current Governance and Nominating Committee members are Dr. Etter and Messrs. Marino and Semple, all of whom are considered independent under the rules of NASDAQ. Among other matters, the committee reviews and recommends to the full Board persons for service as Directors and considers suggestions for nominees for election as Director from stockholders. A copy of the committee’s charter is available on the Company’s website at www.argonst.com.

     It is the policy of the committee to consider suggestions for persons to be nominated for Director that are submitted by stockholders. Stockholder suggestions for Director nominees will be evaluated as would suggestions for Director nominees made by management or then current Directors. In general, the committee looks for candidates for Director nominees whom it feels can work with the existing Directors and make a significant contribution to the success of the Company. Stockholders suggesting persons as Director nominees should send information about the proposed nominee to the Chairman of the Governance and Nominating Committee at the Company’s address included on the first page of this Proxy Statement. This information should include a signed statement by the proposed nominee that he or she is willing to serve as a Director of the Company and any information that the stockholder feels will fully inform the Board about the proposed nominee and his or her qualifications. The committee may request further information from the proposed nominee. Persons nominating individuals for the Board should strongly consider whether the candidate is independent under the applicable NASDAQ rules, as the Company is required under those rules to have a majority of independent directors on the Board and certain committees must be comprised entirely of independent directors. Further, because of the nature of the Company’s business, proposed nominees may be required to obtain appropriate security clearances from the federal government before they can be formally nominated. Under federal law and the rules of NASDAQ and the SEC, some of the Directors must have certain levels of expertise in understanding financial statements and reports. Finally, from time to time, the Board may determine that it needs a Director with a particular expertise and will actively recruit such a Director candidate. When, if ever, this may occur, and what expertise the Board may feel it needs a Director candidate to have in the future, cannot be determined at this time.

     The committee considers potential nominees for Director who are recommended by management, by then serving Directors or by others whose judgment the committee respects. The process for evaluating these recommendations is the same as described above for nominees submitted by stockholders.

AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for its 2004 fiscal year with management. It has also discussed with the independent auditors the matters required to be discussed by SAS 61, as it has been modified or supplemented. The Committee has received the written disclosure and the letter from the independent accountants which is required by Independent Standards Board Standard No. 1 “Independence Discussions with Audit Committee”, as it has been modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence. Based upon the review and the discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, which Annual Report has been filed with the Securities and Exchange Commission.

/s/ The Audit Committee

John Irvin, David Karlgaard and Robert McCashin

COMPENSATION COMMITTEE REPORT

     The Compensation Committee develops the Company’s executive compensation programs, which are then reviewed by the Board of Directors. These programs are intended to attract, retain, motivate and reward executive leadership of a caliber and level of experience necessary to achieve the overall business objectives of the Company, and we believe that they align executive compensation with the Company’s business strategy and management initiatives. We endeavor to implement an integrated, performance-oriented compensation program that balances short- and long-term objectives to enhance shareholder value and that places Company executives in a responsible competitive range of total compensation based on the magnitude of business operations, strategic accomplishments, and company performance.

     We make recommendations to the Board of Directors with respect to base salary and annual incentive award. We take into consideration the attainment of both operational short-term and enterprise wide long-term objectives of the Company that may not be reflected in the current period’s earnings and stock performance.

     The Company’s executive compensation programs consist primarily of the following integrated components:

▪	Base Salary: Designed to compensate executives competitively based on industry and marketplace standards. When establishing base rates of pay for executives, the Committee considers marketplace data for comparable positions and the relative performance and contribution of each executive to the business.

▪	Annual Incentive Awards: Provide a direct link between executive compensation and the total Company’s performance. Annual awards take into account the financial and operational performance of the business and consideration is given to strategic acquisitions, which complement and add value to the Company’s core business segments. Executive performance is also assessed against standards of ethical business conduct, leadership competencies, and people-related initiatives.

▪	Long-Term Incentives: Consist primarily of stock options and restricted stock that link management decision making with the Company’s strategic business plan and long-term company performance. These awards are intended to align the executive’s interest with those of the stockholders.

Executive Compensation

Base Salary

     Base salary levels for the Chief Executive Officer and other executive officers of the Company are reviewed and approved by the Committee annually to ensure competitiveness. Our policy is to maintain base salaries at competitive levels with a peer group established for compensation comparisons. The compensation peer group includes industry competitors as well as other corporations of a similar size and similar geographic placement.

     Based on this review and the individual performance of each executive, we recommend base salary increases, if appropriate.

Annual Incentives

     All executive officers, including the CEO, participate in a Results Based Incentive Plan, which is designed to focus management attention and effort on the attainment of established performance goals. Specific performance goals and weightings are established at the corporate level and encompass goals for overall Company performance at the beginning of each fiscal year. Historically, these goals have included measured performance such as revenue, profitability, booking, labor utilization, and overhead rate achievement..

     Individual awards under the company’s Results Based Incentive Plan reflect an executive’s contribution to the Company’s achievement of these established performance goals, as well as the successful management of human resources and the furtherance of ethical business behavior and leadership competencies. Executive officers listed in the Summary Compensation Table received incentive awards based on our review of their competitive marketplace position and their accomplishment of individual performance objectives.

Long-Term Incentives

     Stock option grants are the Company’s principal vehicle for long-term compensation. The Company issues options at fair market value at the date of grant and the executive only receives compensation from the grant if the stock appreciates in value. Similar to the process used in making the annual base salary recommendations and the results based incentive awards, option awards are based upon current industry and marketplace compensation data. Award recommendations are made on the basis of an executive’s level of responsibility, long-term value to the organization, and contribution to the overall management of the Company. The size of each executive’s award is determined by considering norms for comparable positions in the industry and marketplace. Equitable distribution within the Company is also considered.

     We believe that granting stock options encourages executive officers to manage the Company from the perspective of a stockholder with an equity stake in the business. As the value of the Company increases over time, the value of the shares of stock underlying the options granted to each of the executive officer increases, providing a strong incentive for executive officers to enhance stockholder value over time. Participation in the option program is not limited to executive officers, but extends to a broad range of key employees of the Company.

CEO Compensation

     The compensation of the CEO (S. Kent Rockwell until September 29, 2004 and Terry L. Collins from September 30, 2004 to present) is based on several factors which are considered by the Compensation Committee in preparing their recommendation to the full board of directors. These factors include:

1.	Total compensation of similarly situated public company CEOs as supported by independent third party source information;

2.	Overall Company performance for the preceding fiscal year;

3.	Specific individual leadership accomplishments during the fiscal year; and

4.	Forecasted performance for the coming year.

Base Salary

     The current base salary of Terry L. Collins, our CEO, was established after reviewing his performance and contribution to the Company’s performance and comparing his base salary with the base salary of CEOs of companies deemed to be peers of the Company and other information provided to the committee.

Annual Incentive Award

     In reviewing the CEO’s total compensation package, we gave consideration to a number of key factors, primarily the Company’s financial and operational performance for the previous fiscal year, its financial health and its prospects for long-term growth.

Other Compensation

     The Company’s compensation programs also include certain other items, which may include (i) life insurance coverage, (ii), matching contributions under the Argon ST 401(k) plan consistent with the match offered all employees, and (iii) other miscellaneous compensation.

Summary

     Argon ST’s executive compensation plans have been designed to attract and retain outstanding management talent by providing a broad program of competitive, equitable, and performance-based compensation, and to align executive rewards with the long-term interest of stockholders.

/s/ The Compensation Committee

Delores Etter, Peter Marino, Robert McCashin and Lloyd Semple

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     During fiscal year 2004 and prior to the merger, the members of the Compensation Committee were Messrs. Bernard, Irvin, Power and Sanders. The current members of the Committee are Dr. Etter and Messrs. Marino, McCashin and Semple. None of the members of the Compensation Committee during fiscal year 2004 was, during such fiscal year or prior thereto, an officer or employee of the Company or any of its subsidiaries. During fiscal year 2004, no executive officer of the Company served as a director or member of the compensation committee (or other board committee performing similar functions, or in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

COMPENSATION OF DIRECTORS

     Board members receive a retainer of $7,500 per quarter. In addition, each outside director receives $500 for each Board meeting attended, $1,500 for each committee meeting attended on any day other than the day of the Board meeting and an additional $500 is paid to the Chairman of the committee for each meeting attended on any day other than the day of the Board meeting. As provided in the Company’s bylaws and Delaware law, attendance to meetings via teleconference will be recognized as in-person attendance meetings.

     In December 2003, the Board approved a grant of options to each independent Director, including Messrs. Irvin and Semple, to purchase 5,000 shares of Company common stock under the Company’s 2002 Stock Incentive Plan. In September 2004 the Board approved a grant of options to each independent director (Dr. Etter and Messrs. Karlgaard, McCashin, Marino, Irvin and Semple to purchase 15,000 shares of Company common stock under the Company’s 2002 Incentive Stock Plan. Each such option has a one year vesting period and a 10 year expiration. Any future Director option or stock grants will be determined by the Board, taking into account the goal of aligning the Directors’ objectives with those of stockholder generally.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

     The following table sets forth the annual compensation for the years indicated for the person who served as the Company’s Chief Executive Officer during fiscal 2004 and for the five most highly compensated executive officers of the Company, other than the Chief Executive Officer, who served during fiscal 2004 (the “Named Executive Officers”).

						Long Term Compensation
						Awards		Payouts
							Securities
					Other	Restricted	Underlying		All
					Annual	Stock	Options/	LTIP	Other
Name and Principal	Fiscal				Comp.	Award(s)	SARs	Payouts	Comp.
Position	Year	Salary ($)		Bonus ($)	($)	($)	(#)	($)	($)(1)

Terry L. Collins	2004	$293,144		$99,400	—	—	—	—	$25,032
Chairman, CEO,	2003	$260,880		$99,557	—	—	—	—	$24,029
President (2)	2002	$238,886		$64,656	—	—	—	—	$21,432

S. Kent Rockwell	2004	$252,692	(3)	$573,000	—	—	6,500	—	$6,356
Vice Chairman and Vice President,	2003	$210,846		$168,762	—	—	—	—	$5,742
Corporate Development	2002	$200,000		$168,923	—	—	—	—	$5,305

Victor F. Sellier	2004	$280,320		$96,000	—	—	—	—	$25,032
Vice President,	2003	$260,905		$96,000	—	—	—	—	$23,549
Business Operations (2)	2002	$238,886		$64,656	—	—	—	—	$20,952

Thomas E. Murdock	2004	$279,510		$96,000	—	—	—	—	$25,584
Vice President,	2003	$259,880		$96,000	—	—	—	—	$24,581
Strategic Planning (2)	2002	$239,615		$64,656	—	—	—	—	$21,432

Donald F. Fultz	2004	$160,767	(4)	$250,000	—	—	6,500	—	$4,022
CFO/Treasurer	2003	$150,484		$44,955	—	—	—	—	$4,149
	2002	$135,519		$25,030	—	—	—	—	$3,762

Kerry M. Rowe	2004	$258,733		$81,000	—	—	4,000	—	$24,360
Vice President,	2003	$239,930		$81,000	—	—	—	—	$23,115
Reconnaissance Systems	2002	$222,070		$55,000	—	—	96,000	—	$20,640

(1)	Detail of amounts reported in the “All Other Compensation” column is provided in the following table.

(2)	Individual became employed by the Company on September 29, 2004. Compensation shown reflects compensation while individual was an executive officer of Argon Engineering, except for the 2004 bonuses, which were approved by the Argon ST, Inc. Board of Directors.

(3)	Consists of a $123,000 bonus under the Company’s Incentive Compensation Program and a $450,000 special performance bonus.

(4)	Consists of a $50,000 bonus under the Company’s Incentive Compensation Program and a $200,000 special performance bonus.

     The following table provides information regarding Other Annual Compensation not properly categorized as salary or bonus:

		401(K) Plan	401(K) Plan	Money
	Fiscal	Matching	Profit Sharing	Purchase Plan	Excess Group
Name	Year	Contribution(1)	Contribution(2)	Contribution(3)	Term Life(4)	Total
Terry L. Collins	2004	$12,000	$6,000	$6,000	$1,032	$25,032
	2003	$12,000	$4,997	$6,000	$1,032	$24,029
	2002	$10,200	$5,100	$5,100	$1,032	$21,432

Kent S. Rockwell	2004	$5,582	—	—	$774	$6,356
	2003	$4,968	—	—	$774	$5,742
	2002	$4,531	—	—	$774	$5,305

Victor F. Sellier	2004	$12,000	$6,000	$6,000	$1,032	$25,032
	2003	$12,000	$4,997	$6,000	$552	$23,549
	2002	$10,200	$5,100	$5,100	$552	$20,952

Thomas E. Murdock	2004	$12,000	$6,000	$6,000	$1,584	$25,584
	2003	$12,000	$4,997	$6,000	$1,584	$24,581
	2002	$10,200	$5,100	$5,100	$1,032	$21,432

Donald F. Fultz	2004	$3,885	—	—	$137	$4,022
	2003	$4,012	—	—	$137	$4,149
	2002	$3,657	—	—	$105	$3,762

Kerry M. Rowe	2004	$12,000	$6,000	$6,000	$360	$24,360
	2003	$11,878	$4,997	$6,000	$240	$23,115
	2002	$10,200	$5,100	$5,100	$240	$20,640

(1)	Represents matching contribution under 401(k) profit sharing plan. All employees are eligible to participate in the plan upon satisfaction of eligibility criteria, and matching contributions are made based on participant contributions.

(2)	Represents profit sharing contribution to Argon Engineering 401(k) profit sharing plan. All employees are eligible to participate in the plan upon satisfaction of eligibility criteria, and contributions are made to those participants who complete at least 501 hours of service during the plan year or are employed on the last day of the plan year, based on eligible compensation earned by the participant.

(3)	Represents contribution to Argon Engineering money purchase plan. Prior to the merger, all Argon Engineering employees were eligible to participate in the plan upon satisfaction of eligibility criteria, and contributions were made to all eligible participants based on a percentage of compensation earned while a participant in the plan.

(4)	Represents portion of premium paid on behalf of the Named Executive under excess group term life insurance policy. All employees are eligible to participate in the plan and the employer pays all premiums.

Change of Control Arrangements

     The Company’s 2002 Stock Incentive Plan (the “2002 Plan”) provides that in the event of a ”change in control” (as described below), with certain exceptions, (a) all outstanding stock options will become fully vested and exercisable, (b) all stock awards will become fully vested, and (c) performance units may be paid out in such manner and amounts as determined by the Company’s Compensation Committee. For purposes of the 2002 Plan, a change in control will generally be deemed to have occurred it (i) with certain limited exceptions, any person becomes the beneficial owner of 40% or more of the combined voting power of the Company’s then outstanding securities; (ii) the Company’s stockholders approve a merger or consolidation of the Company other than (A) a merger or consolidation with would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the surviving entity, or (B) a merger or consolidation effected to implement a recapitalization in which no person acquires more than 15% of the Company’s then outstanding securities having the right to vote for the election of directors; (iii) the Company’s stockholders approve a plan of complete liquidation of the Company or an agreement for the sale of disposition by the Company of all or substantially all of its assets; or (iv) during any 24-month period, the majority of the membership of the Board changes without the approval of two-thirds of the Directors who were either Directors at the beginning of the period or whose election was previously so approved.

     Mr. Rockwell and Mr. Fultz entered into retention agreements with Sensytech on February 17, 2004. The agreements provide that upon a “change in control” with respect to Sensytech or its affiliates, each executive is entitled to a lump-sum payment equal to two times his current annual base salary and to a continuation of life insurance, disability and health benefits for the executive and his family for a period of 18 months following his termination. The executive’s lump-sum payment will be due at the earlier of:

▪	the termination of the executive’s employment with the Company, and

▪	upon the executive attaining 24 months of employment with the Company subsequent to the “change in control”.

     The executive is not entitled to the payment or continuation of benefits if he is terminated as a result of a conviction of a felony, a material violation of the Company’s code of conduct, criminal conviction involving a violation of the federal securities laws, judgment by a court in a case brought by the SEC involving a violation of the federal securities laws or actions demonstrating moral turpitude.

     The Argon Engineering/Sensytech merger constituted a “change of control” under the retention agreements. As a result, Mr. Rockwell and Mr. Fultz are entitled to payments of $500,000 and $320,000, respectively, upon the earlier to occur of (i) the termination of their employment with the Company and (ii) September 29, 2006, if the executive is still employed with the Company at such time. If the executive’s employment is terminated prior to September 29, 2006, such executive will also be entitled to the continuation of benefits described above.

     Each of the retention agreements has a term of two years following the Argon Engineering/Sensytech merger.

OPTIONS

Options Grants in the Last Fiscal Year

     The following table provides information concerning stock option grants in fiscal year 2004 to the Named Executive Officers.

					Potential Realizable
					Value at Assumed
					Annual Rates of
					Stock Price
					Appreciation for
					Option Term
	Individual Grants				($)
	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise of
	Options	Employees in	Base Price	Expiration	5%	10%
Name	Granted #	Fiscal Year	($/Share)	Date	($)	($)
Terry L. Collins	—	—	—	—
S. Kent Rockwell	6,500	1%	14.22	12/15/13	58,200	147,300
Victor F. Sellier	—	—	—	—
Thomas E. Murdock	—	—	—	—
Donald F. Fultz	6,500	1%	14.22	12/15/13	58,200	147,300
Kerry M. Rowe	4,000	—	5.69	10/30/13	23,300	59,000

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table provides information concerning stock option exercises in fiscal 2004 by the Named Executive Officers and the value of their unexercised options at September 30, 2004.

			Number of		Value of Unexercised
			Unexercised Options		In-The-Money Options
	Shares		At Fiscal Year End (#)		At Fiscal Year End ($)
	Acquired on	Value	Exercisable (E)/		Exercisable (E)/
Name	Exercise (#)	Realized ($)	Unexercisable (U)		Unexercisable (U)
Terry L. Collins	—	—	—		—
S. Kent Rockwell	—	—	56,500	(E)	$1,587,650	(E)
Victor F. Sellier	—	—	—		—
Thomas E. Murdock	—	—	—		—
Donald F. Fultz	—	—	46,500	(E)	$1,306,650	(E)
Kerry M. Rowe	—	—	60,000	(E)	$1,686,000	(E)
			242,000	(U)	$6,800,200	(U)

COMMON STOCK PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total returns on the Company’s common stock, based on the market price of the common stock, with the cumulative total returns of companies in the Russell 2000 Index and the BB&T Defense Electronics Index.

     The following table shows the value of $100 invested on September 30, 2000 in Argon ST Stock, the Russell 2000 Index, and the BB&T Defense Electronics Index.

	PERFORMANCE GRAPH TABLE
	as of September 30, ($)
	2000	2001	2002	2003	2004
Argon ST Stock	100	189	225	396	703
Russell 2000 Index	100	78	69	94	110
BB&T Defense Electronics Index	100	170	194	211	276

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). They are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based on our review of the reporting, we believe that during fiscal 2004 that all Section 16(a) filing requirements applicable to the directors, officers and 10% stockholders were complied with, except that, as a result of the need to expeditiously establish electronic filing accounts with the SEC, (i) each of Messrs. Collins, Sellier and Murdock were one (1) day late in filing a Form 4 to report the exchange of common stock pursuant to the Argon/Sensytech merger, (ii) each of Dr. Etter and Messrs. McCashin, Marino and Irvin were one (1) day late and Mr. Karlgaard was two (2) days late in filing a Form 4 to report an option grant by the new Argon ST Board at its initial meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Terry L. Collins, the Chairman and Chief Executive Officer of the Company, is a director and significant shareholder of James Monroe Bank, where the Company has a revolving line of credit in the amount of $5,000,000. There were no outstanding advances on the line as of September 30, 2004, except for a letter of credit in the amount of $976,000 securing the Company’s obligation under its lease agreement for its headquarters. The line of credit expired December 31, 2004, and at that time the letter of credit was transferred to Bank of America, the Company’s current senior lender.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     The Audit Committee, selected Grant Thornton LLP (“Grant Thornton”) as independent auditors of the Company for the fiscal year ending September 30, 2005. Grant Thornton has been the independent auditors of the Company since 2004.

     On September 30, 2004, the Audit Committee of the Board of Directors dismissed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) and appointed Grant Thornton as the Company’s Independent Registered Public Accounting Firm.

     The report of PricewaterhouseCoopers on the Company’s consolidated financial statements for the fiscal years ended September 30, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended September 30, 2003 and 2002 and through September 30, 2004, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused them to make reference thereto in their reports on the financial statements for such years. During the fiscal years ended September 30, 2003 and 2002 and through September 30, 2004, there were no reportable events as defined in Item 304 (a) (1) (v) of Regulation S-K.

     The Company provided a copy of the above disclosures to PricewaterhouseCoopers and requested that they provide a letter, addressed to the Securities and Exchange Commission, stating whether or not they agree with the above statements. That letter from PricewaterhouseCoopers was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K , filed with the SEC on October 5, 2004, and is hereby incorporated herein by reference.

     During the fiscal years ended September 30, 2003 and 2002 and through September 30, 2004, neither the Company nor anyone on its behalf consulted Grant Thornton regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company by Grant Thornton.

     On May 18, 2004, Argon Engineering replaced Watkins, Meegan, Drury & Company, L.L.C. (“WMD&C”), its outside Public Accounting Firm, with Grant Thornton, an Independent Registered Public Accounting Firm, which reported on Argon Engineering’s financial statements for the fiscal years ended September 30, 2003 and 2002.

     The report of WMD&C, the outside Public Accounting Firm on Argon Engineering’s financial statements for the fiscal years ended September 30, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified as to the audit scope or accounting principles. During the fiscal years ended September 30, 2003 and 2002 and the subsequent periods preceding the decision to change its public accounting firm, there were no disagreements with WMD&C on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, or other reportable event (of the type described in Item 304 (a) (1) (v) of Regulation S-K), which disagreements(s), if not resolved to the satisfaction of WMD&C, would have caused it to make reference to the subject matter of the disagreements(s) in connection with its report.

     The Company provided a copy of the disclosures contained herein to WMD&Co. and requested that they provide a letter, addressed to the Securities and Exchange Commission, stating whether they agreed with the statements made herein, and if not, stating the respects in which they do not agree. That letter from WMD&C was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 5, 2004, and is hereby incorporated herein by reference.

     During the fiscal years ended September 30, 2001, and the subsequent periods prior to engagement of Grant Thornton, neither Argon Engineering nor anyone on its behalf consulted Grant Thornton regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Argon Engineering’s financial statements, and neither a written report nor oral advice was provided to Argon Engineering by Grant Thornton.

     The Company has been advised by Grant Thornton that neither the firm nor any of its associates had any relationship with the Company other than the usual relationship that exists between independent certified public accountants and their clients during the last fiscal year. Representatives of Grant Thornton will be available via teleconference during the meeting, at which time they may make any statement they consider appropriate and will respond to appropriate questions raised at the meeting.

Principal Accountant Fees and Services – Grant Thornton LLP

     The following is a summary of the fees billed to Argon ST, Inc. by Grant Thornton for professional services rendered for the fiscal year ended September 30, 2004.

Fee Category	Fiscal 2004
Audit Fees	$309,000
Audit-related fees	355,000
Tax fees	—
All other fees	—

Total fees	$664,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of Argon ST, Inc.’s consolidated financial statements, the review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Grant Thornton in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Argon ST, Inc.’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits and acquisition related services during fiscal years 2004.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal and state tax compliance.

All other Fees. Consists of fees billed for professional services, other than the services reported as “Audit Fees”, “Audit-Related Fees”, or “Tax Fees”, provided by Grant Thornton.

Principal Accountant Fees and Services – Watkins, Meegan, Drury & Company, L.L.C.

     The following is a summary of the fees billed to Argon Engineering by Watkins, Meegan, Drury & Company LLP (“WMD&C”) for professional services rendered for the fiscal years ended September 30, 2004 and 2003.

Fee Category	Fiscal 2004	Fiscal 2003
Audit Fees	$20,000	$51,000
Audit-related fees	—	27,000
Tax fees	8,000	18,000
All other fees	—	—

Total fees	$28,000	$96,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of Argon Engineering’s financial statements, the review of the interim financial statements included in quarterly reports, and services that are normally provided by WMD&C in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Argon Engineering’s financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits and acquisition related services during fiscal years 2004 and 2003.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal and state tax compliance.

All other Fees. Consists of fees billed for professional services, other than the services reported as “Audit Fees”, “Audit-Related Fees”, or “Tax Fees”, provided by WMD&C.

Principal Accountant Fees and Services – PricewaterhouseCoopers LLP

     The following is a summary of the fees billed to Sensytech by PricewaterhouseCoopers for professional services rendered for the fiscal years ended September 30, 2004 and 2003.

Fee Category	Fiscal 2004	Fiscal 2003
Audit Fees	$28,000	$220,000
Audit-related fees	128,000	19,000
Tax fees	71,000	41,000
All other fees	—	—

Total fees	$227,000	$280,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of Sensytech’s financial statements, the review of the interim financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Sensytech’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits and acquisition related services during fiscal years 2004 and 2003.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal and state tax compliance.

All other Fees. Consists of fees billed for professional services, other than the services reported as “Audit Fees”, “Audit-Related Fees”, or “Tax Fees”, provided by PricewaterhouseCoopers.

PROPOSAL 2

TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO
INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF ARGON ST, INC.
COMMON STOCK FROM 25 MILLION TO 100 MILLION SHARES

     Argon ST’s certificate of incorporation currently provides that the total number of shares of capital stock which Argon ST has the authority to issue is 25 million shares of common stock, $.01 par value per share. The Company’s Board of Directors has adopted a resolution recommending that the stockholders adopt an amendment to Article 4 of Argon ST’s certificate of incorporation in order to increase the total number of authorized shares of Company common stock from 25 million to 100 million shares

     There were 19,621,369 of Company common stock issued and outstanding as of January 3, 2005. As of that date there were 2,140,757 shares which were subject to previous granted options under the Company’s various option plans, including the Company’s 2002 Stock Incentive Plan and the Argon Engineering Associates, Inc. Stock Plan. A total of 453,766 shares have been set aside for future issuance under the Company’s stock plans. Thus, a total of 2,594,523 shares of common stock were available for use only in connection with the Company’s stock plans.

     The Company’s certificate of incorporation currently authorizes the issuance of 25,000,000 shares of common stock. Taking into account the number of shares outstanding and the number of shares available for use only in connection with the stock plans described above, the Company currently has 2,784,108 authorized, unissued and unreserved shares of common stock available for future issuance. If this proposal is approved by the stockholders, the number of authorized, unreserved and unissued shares of common stock available for future issuance would be 77,784,108 shares.

Reasons for Proposal

     The Board of Directors believes that adoption of Proposal 2 has the following advantages. The increased number of authorized shares of common stock contemplated by the proposed amendment is desirable in order that additional shares be available for issuance from time to time, without further action or authorization by the stockholders (except as required by law), if needed for such corporate purposes as may be determined by the Board of Directors. Such corporate purposes might include the acquisition of their businesses in exchange for shares of Company common stock; facilitating broader ownership of the Company’s stock by effecting stock splits or issuing a stock dividend; flexibility for possible future financings; and attracting and retaining valuable employees and directors by the issuance of additional stock options or awards. The Board of Directors considers the authorization of additional shares advisable to ensure prompt availability of shares for issuance should the occasion arise.

     The additional authorized shares would be available for issuance from time to time at the discretion of the Board of Directors, without further stockholder approval, except as may be required for a particular transaction by law, the rules of NASDAQ or any other exchange on which the Company’s common stock might be listed or other agreements and restrictions.. The shares would be issuable for any proper purpose, including future acquisitions, capital raising transactions consisting of either equity or convertible debt, stock splits or issuances under current and future stock plans. The Board of Directors believes that these additional shares will provide the Company with needed flexibility to issue shares in the future without potential expense and delay incident to obtaining stockholder approval for a particular issuance. The Company does not currently have any plans, understandings or agreement for the issuance or use of additional shares of common stock to be authorized under Proposal 2.

Principal Effects on Outstanding Common Stock

     Holders of Company common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available. Upon the Company’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all of the

Company’s obligations, subject to the rights to receive preferential distributions of the holders of any preferred stock then outstanding. Under Delaware law, once authorized, the common stock may be issued without further approval of the Company’s stockholders, subject to applicable restrictions and agreements. Holders of common stock do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership.

     The proposal to increase the authorized capital stock will affect the rights of existing holders of common stock to the extent that future issuances of common stock will reduce each existing stockholder’s proportionate ownership and may dilute earnings per share of the shares outstanding at the time of any such issuance.

Anti-takeover Effect

     Although not a factor in the decision by the Board of Directors to increase the Company’s authorized common stock, one of the effects of the increase may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of present management. The Board of Directors would have additional shares of common stock available to effect, unless prohibited by the rules of NASDAQ, applicable law or other agreements or restrictions, a sale of shares (either in public or private transactions), merger, consolidation or similar transaction in which the number of the Company’s outstanding shares would be increased and would thereby dilute the interest of a party attempting to obtain control of the Company.

     Although the Board does not know of any plans by any person to attempt a hostile take-over of the Company and the proposed amendment is not intended as a anti-take over device, if the proposed amendment to increase the number of authorized shares of common stock is approved, the increase may have the effect of discouraging or making more difficult any takeover bid, tender offer, proxy contest or the removal of then incumbent management. For example, in the event of any such attempt, the Board could use the large number of authorized shares, (in comparison to the number of shares of common stock currently outstanding) to place a large block of shares in the hands of a friendly person or persons and thereby make any threatened hostile takeover more expensive. If this happened, it could discourage a potential buyer from continuing with its hostile take-over plans. The potential anti-takeover effect of the increase in the number of authorized shares of capital stock may have an adverse effect on the price of Company common stock.

     The Company has no plans to implement any other measures having anti-takeover effects.

     The Company’s amended and restated bylaws provide that:

▪	Directors may be removed from office by stockholder vote at any time without regard to the reason therefore, but only if the holders of not less than 66 2/3% of the outstanding shares of each class and series, if any, of the Company’s capital stock entitled to vote upon election of directors shall vote in favor of such removal;

▪	The amended and restated bylaws may be altered, amended or repealed and new bylaws may be adopted at any meeting of the Board of Directors by the affirmative vote of at least 66 2/3% of the members of the Board of Directors;

▪	Special meetings of the stockholders may only be called by the Board of Directors, the chief executive officer or by the written request of a majority of the members of the Board of Directors and

▪	No proposal by a stockholder can be presented for vote at an annual meeting or a special meeting unless the stockholder complies with requirements regarding advance notice of the Board of Directors.

     The limitation on the removal of directors could delay until the next annual stockholders’ meeting the ability of a third party to remove the existing directors, which could have the effect of making it more difficult for a third party to acquire the Company. The bylaw amendment provisions could have the effect of keeping a third party from changing the bylaws until it could elect at least 66 2/3 of the directors. The last two provisions could delay until the next stockholders’ meeting stockholder actions, which are favored by the holders of a majority of the Company’s shares. These provisions may also discourage another person or entity from making a tender offer for Company common stock, because such person or entity, even if it acquired a majority of the Company’s outstanding voting shares, would only be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholder meeting.

     If Proposal 2 is not adopted, the Company will have relatively few additional shares of common stock available for financings, acquisition or other corporate purposes.

     The Board of Directors recommends a vote “FOR” the adoption of the proposed amendment to the Company’s certificate of incorporation to increase the total number of authorized shares of Company common stock from 25 million to 100 million shares.

GENERAL

     At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

FORM 10-K

     The Company will mail, without charge, a copy of its Annual Report on Form 10-K to any stockholder who so requests. If you wish to receive a copy of the Form 10-K, please contact Investor Relations, Argon ST, Inc. 12701 Fair Lakes Circle, Suite 800, Fairfax, Virginia 22033.

STOCKHOLDER COMMUNICATIONS

     The Company has a process for stockholders who wish to communicate with the Board of Directors. Stockholders who wish to communicate with the Board may write to it at the Company’s address given above. These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications. The screening procedures have been approved by a majority of the independent directors of the Board.

     The Board has a policy that Directors should attend annual meetings of stockholders, unless there are extenuating circumstances. Each of the current Directors of the Company who were members of the Board at the 2004 annual meeting of stockholders attended such meeting.

STOCKHOLDER PROPOSALS FOR YEAR 2006 ANNUAL MEETING

     Any stockholder who intends to present a proposal at the Company’s 2006 Annual Meeting of Stockholders must send the proposal to the Secretary, Argon ST, Inc., 12701 Fair Lakes Circle, Suite 800, Fairfax, Virginia 22033.

     If the stockholder intends to present the proposal at the Company’s 2006 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal:

▪	must be received by the Company no later than September 2, 2005; and

▪	must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

     The Company is not obligated to include any stockholder proposal in its proxy materials for the 2005 annual meeting if the proposal is received after the September 2, 2005 deadline.

     If a stockholder submits a proposal after the September 2, 2005 deadline but still wishes to present the proposal at the 2005 annual meeting, the proposal:

▪	must be received by the Company no later than January 3, 2006;

▪	must present a proper matter for stockholder action under the Delaware General Corporation Law;

▪	must present a proper matter for consideration at such meeting under the Company’s certificate of incorporation and bylaws; and

▪	must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the Securities and Exchange Commission.

By Order of the Board of Directors
/s/ Victor F. Sellier
Victor F. Sellier
Secretary

PROXY	PROXY

2005 ANNUAL STOCKHOLDERS’ MEETING
ARGON ST, INC.

     The 2005 Annual Meeting of Stockholders of Argon ST, Inc. (the “Company”) will be held at the main office of Argon ST, Inc., 12701 Fair Lakes Circle, Fairfax, Virginia, on Monday, February 28, 2005, at 10:00 a.m., local time. The undersigned hereby constitutes and appoints Joseph T. Houston and Sharon M. Johnson, or either of them, with power of substitution, as attorneys and proxies to appear and vote, as designated below, all of the shares of Common Stock of Argon ST, Inc. that the undersigned is (are) entitled to vote at the 2005 Annual Meeting and at any adjournments thereof, upon the following matters which are being proposed by the Company:

     1. Election of Directors. For the election as directors of all nominees listed below (except as marked to the contrary): [  ]

[ ] Terry L. Collins;	[ ] Victor F. Sellier;	[ ] Delores M. Etter;	[ ] Peter A. Marino;
[ ] S. Kent Rockwell;	[ ] Thomas E. Murdock;	[ ] David C. Karlgaard;	[ ] Robert McCashin;
[ ] John Irvin;	[ ] Lloyd A. Semple

Withhold authority for the following:

[ ] Terry L. Collins;	[ ] Victor F. Sellier;	[ ] Delores M. Etter;	[ ] Peter A. Marino;
[ ] S. Kent Rockwell;	[ ] Thomas E. Murdock;	[ ] David C. Karlgaard;	[ ] Robert McCashin;
[ ] John Irvin;	[ ] Lloyd A. Semple

Withhold authority for all nominees: [  ]

     2. Vote on the proposal to amend the Company’s certificate of incorporation to increase the total number of authorized shares of Company common stock from 25 million to 100 million shares.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

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THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES. IN THEIR DIRECTION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT DATED JANUARY 31, 2004 IS UNABLE TO SERVE OR, FOR GOOD CAUSE, WILL NOT SERVE.

I (we) acknowledge receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated January 31, 2005, and the 2004 Annual Report to Stockholders and ratify all that the proxies, or either of them, or their substitutes may lawfully do or cause to be done by virtue hereof and revoke all former proxies.

Signature	Date

Signature	Date

NOTE: Please sign exactly as name(s) appear(s) on stock records. When signing as attorney, administrator, trustee, guardian or corporate officer, please so indicate.

Comments/Address Changes:

I/We plan to attend the Annual Meeting ________

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ARGON ST, INC.

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